Exhibit 99.1

SPACEHAB, Inc.
12130 Highway 3, Bldg. 1
Webster, Texas 77598-1504
1.713.558.5000
fax: 1.713.558.5960
www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB REPORTS FINANCIAL RESULTS FOR SECOND QUARTER FISCAL YEAR 2006

Houston, Texas, February 7, 2006 – SPACEHAB, Incorporated (NASDAQ/NMS: SPAB), a leading provider of commercial space services, today announced financial results for the second quarter ended December 31, 2005 of its fiscal year 2006.

Second Quarter Results

SPACEHAB posted a second quarter fiscal 2006 net loss of $8.9 million, or $0.70 per share, on revenue of $11.8 million compared with second quarter fiscal year 2005 net loss of $1.2 million, or $0.10 per share, on revenue of $13.1 million.

The quarter loss includes a non-cash charge of $6.3 million as the Company wrote down the book value of one of its two pressurized space shuttle modules and changed the depreciable life of its remaining space shuttle assets to align with NASA’s current launch manifest that anticipates retiring the space shuttle fleet at the end of 2010. “With a limited number of shuttle flights remaining, we anticipate that the most efficient use of our flight assets to support NASA’s objectives is the combined use of our pressurized module flown in conjunction with our cargo carrying pallet in support of International Space Station assembly and operations,” stated Brian K. Harrington, SPACEHAB Chief Financial Officer. “This approach optimizes the amount of equipment and provisions shipped to the space station. Since this more favorable method uses our single module, Flight Unit 2, we have reduced the book value of our aft module, Flight Unit 3, which in the past provided a larger, double module capability when needed,” concluded Harrington. SPACEHAB’s single module is under contract for use on the STS-116 and 118 shuttle missions as is the cargo carrier. Second quarter results also include a non-cash charge of $0.6 million of deferred financing cost relative to the note exchange transaction completed in November.

“As NASA and the aerospace community implement the nation’s Vision for Space Exploration, we will be transitioning our existing programs away from shuttle operations, subsequently retiring certain space assets, and developing new capabilities and hardware that support next-generation services,” stated Michael E. Kearney, SPACEHAB President and Chief Executive Officer. “As with most companies, requirements change, technology improves, and the need to develop new and improved assets is imperative for market leadership.”

Six Months Results

SPACEHAB’s net loss for the six months ended December 31, 2005 was $10.8 million, or $0.85 per share, on revenue of $23.8 million compared to a net income of $5.7 million, or $0.40 per share, on revenue of $26.2 million for first six months of the prior fiscal year. Included in the prior year results was a recovery of $8.2 million from NASA in partial indemnification for losses the Company sustained in the Space Shuttle Columbia tragedy in February 2003.

Following launch of the STS-114 mission in July 2005, space shuttle missions have been deferred until resolution of foam-related technical issues. This rescheduling of space shuttle missions has had an impact on Company revenues and margins for the fiscal year and is expected to have a continued impact on revenue through the end of the fiscal year. However, SPACEHAB is generally reimbursed under its contract with NASA, through Lockheed Martin, for additional costs due to delays.

Liquidity

SPACEHAB’s cash and short-term investments were approximately $3.8 million as of December 31, 2005. Current liabilities decreased to $18.4 million at December 31, 2005 compared to $20.5 million at June 30, 2005 due to reductions in accounts payable and accrued expense. As of December 31, 2005 SPACEHAB carried a contract backlog of $66.5 million which represents the expected value of contractually-committed work, portions of which are subject to the space shuttle’s return to flight or future government funding decisions.

The Company’s revolving line of credit in the amount of $5.0 million is secured by accounts receivable and includes financial covenants that, if not met, require cash deposits securing advances. SPACEHAB currently has no outstanding advances on this line of credit. The line of credit terminates on February 11, 2006 and the Company is currently negotiating an extension.

During the quarter the Company completed an offer to exchange its 5.5% senior convertible notes due 2010 for all of its outstanding 8.0% convertible subordinated notes due 2007. At the close of the offer, SPACEHAB issued approximately $52,944,000 in new notes leaving approximately $10,306,000 of old notes outstanding. The new notes are convertible into SPACEHAB common stock at the rate of $1.50 per share and are subject to mandatory conversion if the Company’s stock trades above $1.95 per share for 20 consecutive days. The issuance of the convertible notes is consistent with SPACEHAB’s strategy to refinance its outstanding debt in advance of maturity, reduce its cash requirements and strengthen its balance sheet.

As announced on February 3, 2005 SPACEHAB filed a civil complaint with the Federal District Court for the Southern District of Texas against NASA. The Company is seeking recovery of losses of $79.7 million from the Space Shuttle Columbia tragedy.

Update of Ongoing Operations

Leveraging its extensive hands-on experience in architecting, defining, developing and operating commercial space flight asset services, SPACEHAB is preparing its proposal in support of NASA’s commercial space station resupply requirements known as the Commercial Orbital Transportation Service (COTS) Demonstration. With anticipated funding of $500 million, NASA is seeking a commercial service to provide cargo transportation to and from the International Space Station. In addition, the objective of the spaceflight capability demonstrations is to stimulate commercial enterprises in space and lead to innovative, cost effective access to low-Earth orbit.

In preparation for this procurement, which has a scheduled award date of June 2006, SPACEHAB has established partnerships and is securing suppliers with the objective of constructing an operationally-viable and affordable commercial solution for supplying a high-value logistics service to the International Space Station. “I am confident our proven expertise and established infrastructure in this area, and the versatility that our approach provides, give us an advantage in this competition,” said Kearney in a Company announcement issued subsequent to quarter end.

In addition to this high priority business development opportunity, SPACEHAB’s three major business units carry on their support to manned and unmanned missions to space, assisting both commercial and government initiatives. SPACEHAB Flight Services (SFS) continues its support of the STS-121 space shuttle mission set for launch in May 2006. Changes in the equipment needed for International Space Station operations have resulted in NASA’s need to further engage SPACEHAB’s support, through its contract with Lockheed Martin, in removing and replacing equipment set for launch on the Company’s cargo carrier being flown on this mission. As announced after quarter end, SPACEHAB has been authorized approximately $500,000 for the first sixty days of this effort.

The SFS business unit is also under contract to support the STS-116 and 118 flights. These missions use the Company’s cargo pallets, one set for permanent deployment and attachment to the space station, but also utilize SPACEHAB’s patented module system which will transport thousands of pounds of equipment and provisions, much of it transferred to the space station for use by the astronaut crews that live for extended periods in space.

In December 2005 SPACEHAB signed an agreement with Netherlands-based HE Space Operations to market the Company’s commercial space services throughout Europe. The strategic alliance creates opportunities for SPACEHAB to provide commercial space access to a broad range of government, industry and academic institutions eager to engage in space-based research, technology development and industrial processing.

Astrotech Space Operations provides support necessary for its customers to successfully process their spaceflight hardware for launch, including advance planning; use of unique facilities; and spacecraft checkout, fueling, encapsulation, transport, and remote control through launch. During the quarter the Company was awarded a new NASA mission, THEMIS, under its indefinite-delivery, indefinite-quantity contract with NASA. THEMIS joins the STEREO and Dawn spacecraft, all of which are in the launch processing queue preparing to visit Astrotech’s extensive facilities in Titusville, Florida. For this contract Astrotech is making facility and equipment improvements that will be reimbursed by NASA as they are completed.

This quarter saw the successful launch of the Inmarsat-4 communications satellite from the Odyssey Launch Platform. Astrotech provided payload processing and facilities management support for this Sea Launch program at the Home Port facilities in Long Beach, California under a long-term contract with Sea Launch Company LLC. Inmarsat-4 is designed to provide high-speed mobile service to people throughout the Americas. It is one in a series of satellites supporting the Broadband Global Area Network for high-speed delivery of Internet and intranet content and solutions, video-on-demand, video conferencing, fax, e-mail, phone and LAN access.

SPACEHAB Government Services continues its exceptional support to NASA’s International Space Station program, primarily in the areas of configuration and data management supporting the final acceptance of space station hardware and software for NASA and the sixteen international partners. During the quarter, NASA bestowed a 100% award fee evaluation score on the Program Integration and Control contract for which the Company is a subcontractor. SPACEHAB began work on the five-year contract in November 2003 as a subcontractor to the ARES Corporation. NASA has the option to issue two one-year contract options that could expand the overall contract to seven years.

Conference Call

SPACEHAB will host a conference call at 10:00 a.m. Central time following the earnings release. During the call management will discuss the Company’s second quarter financial results as well as other recent and potential future developments relating to SPACEHAB. To participate on the call please dial 800.289.0569 (domestic calls) or 913.981.5542 (international calls). A taped replay will be available following the conference call until 11:59 p.m. Eastern time on February 8, 2006 at 888.203.1112 (domestic calls) or 719.457.0820 (international calls) via access code 5419074. To hear a replay of the call via the Internet, visit the Investor Information section of the SPACEHAB website at www.spacehab.com. This audio archived webcast of the conference call is available on the Company website for approximately one year.

About SPACEHAB, Incorporated

SPACEHAB, Incorporated (www.spacehab.com) is a leading provider of commercial and government space services with three primary business units. The Flight Services business unit develops, owns, and operates habitat and laboratory modules and cargo carriers aboard NASA’s Space Shuttles for Space Station resupply and research purposes. SPACEHAB’s Astrotech subsidiary provides payload processing support services for both commercial and government customers at company-owned facilities in Florida and California. The Company’s Government Services business unit supports NASA’s Johnson Space Center providing configuration management, product engineering, and support services for both the Space Station and Space Shuttle programs. Additionally, through The Space Store, Space Media provides space merchandise to the public and space enthusiasts worldwide (www.thespacestore.com).

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Kimberly Campbell

Vice President

Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5049

campbell@spacehab.com

Tables follow

SPACEHAB, INCORPORATED AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Revenue	$11,793	$13,138	$23,778	$26,171
Costs of revenue	16,072	10,721	26,284	21,507

Gross profit	(4,279)	2,417	(2,506)	4,664

Operating expenses
Selling, general and administrative	2,655	2,269	4,935	4,235
Research and development	133	8	211	16
Recovery related to Research Double Module	—	—	—	(8,244)

Total operating expenses	2,788	2,277	5,146	(3,993)

Income from operations	(7,067)	140	(7,652)	8,657
Interest expense	(1,852)	(1,428)	(3,260)	(2,886)
Interest and other income, net	63	39	172	81

Income (loss) before income taxes	(8,856)	(1,249)	(10,740)	5,852
Income tax expense	—	—	(32)	(142)

Net income (loss)	$(8,856)	$(1,249)	$(10,772)	$5,710

Income (loss) per share:
Net income (loss) per share – basic	$(0.70)	$(0.10)	$(0.85)	$0.45

Shares used in computing net income (loss) per share – basic	12,718,242	12,609,863	12,694,909	12,592,044

Net income (loss) per share – diluted	$(0.70)	$(0.10)	$(0.85)	$0.40

Shares used in computing net income (loss) per share – diluted	12,718,242	12,609,863	12,694,909	14,200,519

SPACEHAB, INCORPORATED AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2005 (unaudited)	June 30, 2005
ASSETS
Cash and cash equivalents, including restricted amounts of $2,550 and $970	$3,846	$8,297
Accounts receivable, net	13,433	16,906
Prepaid expenses and other current assets	3,412	693

Total current assets	20,691	25,896
Property, plant, and equipment, net of accumulated depreciation and amortization	63,786	73,647

Other assets, net	3,655	2,408

Total assets	$88,132	$101,951

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$18,412	$20,461
Long-term liabilities	65,445	66,693
Stockholders’ equity	4,275	14,797

Total liabilities and stockholders’ equity	$88,132	$101,951

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